Exhibit 99.1

Target Hospitality Announces Second Quarter 2025 Results and Raises Full-Year 2025 Outlook, Reflecting Continued Progress on Strategic Diversification Initiatives

THE WOODLANDS, Texas, August 7, 2025 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), one of North America’s largest providers of vertically-integrated modular accommodations and value-added hospitality services, today reported results for the three months ended June 30, 2025.

Financial Highlights for the Second Quarter 2025

●	Revenue of $61.6 million.
●	Net loss of $14.9 million.
●	Basic and diluted loss per share of $0.15.
●	Adjusted EBITDA(1) of $3.5 million.
●	Net Cash Provided by Operating Activities of $15.0 million for the six months ended June 30, 2025.
●	Approximately $170 million of total available liquidity, with a net leverage ratio of 0.1x as of June 30, 2025.

2025 Operational Achievements

●	Target announced over $400 million in multi-year contracts in 2025, supporting diverse end-markets and making substantial progress toward achieving key strategic initiatives.
●	Strengthened multi-year workforce hub contract with community enhancements and contract modifications, now expected to generate approximately $154 million of revenue through 2027, supporting a North American critical mineral supply chain (“Workforce Hub Contract” or “Workforce Hub”).
●	Announced 5-year $246 million contract award, reactivating strategically located South Texas assets in Dilley, Texas, supporting critical U.S. government initiatives (“Dilley Contract”).
●	Finalizing advanced contract discussions for multi-year lease and services agreement supporting rapidly expanding AI and data center end-market (“Data Center Community”).

Executive Commentary

“We have made remarkable progress in our strategic initiatives to expand and diversify Target’s business portfolio. In the first half of 2025, we announced two new contracts valued at over $400 million across various industries, all benefiting from strong long-term growth trends,” stated Brad Archer, President and Chief Executive Officer.

“Our strong momentum, combined with an unprecedented domestic investment cycle and increased demand in the government sector, supports the most robust growth pipeline we've seen in years. With this positive environment, we are excited as we actively pursue these growth initiatives, focusing on advancing our strategic goals and delivering exceptional value to our shareholders,” concluded Mr. Archer.

Financial Results

Second Quarter Summary Highlights

For the Three Months Ended ($ in '000s, except per share amounts) - (unaudited)	June 30, 2025	June 30, 2024
Revenue	$61,606	$100,721
Net income (loss)	$(14,918)	$18,366
Income (loss) per share – basic	$(0.15)	$0.18
Income (loss) per share – diluted	$(0.15)	$0.18
Adjusted EBITDA(1)	$3,503	$52,179
Average utilized beds	7,482	14,370
Utilization	45%	89%

TH Q2 2025 Earnings Release

Revenue was $61.6 million for the three months ended June 30, 2025, compared to $100.7 million for the same period in 2024.

The decrease in revenue was primarily attributable to the government segment, driven by the termination of the Pecos Children’s Center Contract (“PCC Contract”) effective February 21, 2025, and partially by the termination of the South Texas Family Residential Center Contract (“STFRC Contract”) effective August 9, 2024. These decreases were partially offset by the Dilley Contract award effective March 5, 2025, and growth in the WHS operating segment attributable to the Workforce Hub Contract.

Net income (loss) was $(14.9) million for the three months ended June 30, 2025, compared to $18.4 million for the same period in 2024.

Adjusted EBITDA(1) was $3.5 million for the three months ended June 30, 2025, compared to $52.2 million for the same period in 2024.

The decreases in net income (loss) and Adjusted EBITDA were primarily attributable to the decrease in Revenue, as noted above, and higher operating expenses primarily related to construction services activity associated with the Workforce Hub Contract.

Capital Management

The Company had approximately $6.0 million of capital expenditures for the three months ended June 30, 2025, primarily focused on enhancing asset capabilities aligned with its strategic diversification initiatives.

As of June 30, 2025, the Company had approximately $19 million of cash and cash equivalents and borrowings of approximately $24 million on the Company’s $175 million credit facility, total available liquidity of approximately $170 million and a net leverage ratio of 0.1 times.

Business Update and Full Year 2025 Outlook

Target continues to make significant progress towards its primary strategic objectives of expanding and diversifying the Company’s business portfolio, while simultaneously establishing attractive growth platforms underpinned by robust long-term growth trends. This progress has facilitated numerous multi-year contract awards in 2025, totaling over $400 million. These achievements exemplify Target’s distinctive value proposition and proven ability to deliver unparalleled services across diverse industries.

The Company’s proven workforce accommodations model supported the Workforce Hub Contract, highlighting Target’s ability to deliver highly customized communities essential to the success of large-scale and remote operations.

These elements supported the recent scope expansion and community enhancements to the Workforce Hub Contract. As a reminder, this contract includes both construction and services revenue. The community enhancements will require additional construction activity in 2025, which will shift a portion of the expected services revenue into 2026.  However, the additional construction activity will increase the total contract value to approximately $154 million, and Target believes there are further opportunities for expanded contract scope and term extension.

Target’s unmatched capabilities in developing comprehensive remote workforce communities have supported the advanced contract discussions for the anticipated Data Center Community. As Target concludes contract discussions, the Company has begun preliminary construction activity for this highly customized community. Target will provide additional economic details once contract discussions are finalized.

Target’s distinctive capacity to deliver vertically integrated solutions, ranging from community construction to comprehensive turnkey hospitality services, aligns seamlessly with the holistic hospitality platform required by these remote workforce communities.  Further, with over $1.2 trillion in committed private and global investments supporting the development of critical mineral supply chains and technology infrastructure since January 2025, Target believes there are considerable opportunities to expand its service offerings in support of these rapidly growing end-markets.

In the government sector, Target’s established presence in supporting critical infrastructure solutions for the U.S. government provided the foundation of its five-year, $246 million Dilley Contract.  This contract further highlights Target’s

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dynamic capabilities in responding to critical U.S. government policy initiatives and delivering a range of essential infrastructure and hospitality solutions.  Target believes it is uniquely positioned to support these mission-critical services and the continued strong demand from the government sector.

This robust momentum and positive environment, combined with the expansion of the Workforce Hub Contract scope, support the Company’s increased 2025 outlook of:

●	Total revenue between $310 and $320 million
●	Adjusted EBITDA(1) between $50 and $60 million

Segment Results – Second Quarter 2025

Government

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) - (unaudited)	June 30, 2025	June 30, 2024
Revenue	$7,487	$59,860
Adjusted gross profit(1)	$(1,080)	$48,844

Revenue for the three months ended June 30, 2025, was $7.5 million compared to $59.9 million for the same period in 2024. Adjusted gross profit for the period was $(1.1) million compared to $48.8 million for the same period in 2024.

The decreases were primarily driven by the termination of the PCC Contract effective February 21, 2025, and partially by the termination of the STFRC Contract effective August 9, 2024. These decreases were partially offset by the Dilley Contract award effective March 5, 2025. The Company anticipates increased contributions from this segment as the Dilley community becomes fully operational following the Dilley Contract ramp-up period in the second half of 2025.

On August 1, 2025, the Company entered into an agreement with its previous non-profit partner related to the close-out and settlement of the PCC Contract. The agreement provides the Company with reimbursement for certain costs incurred following the termination of the PCC Contract and will result in a payment to the Company of approximately $11.8 million.

Hospitality & Facilities Services - South

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR) - (unaudited)	June 30, 2025	June 30, 2024
Revenue	$36,166	$38,232
Adjusted gross profit(1)	$10,547	$13,065
Average daily rate (ADR)	$69.62	$74.33
Average utilized beds	5,632	5,595
Utilization	76%	76%

Revenue for the three months ended June 30, 2025, was $36.2 million compared to $38.2 million for the same period in 2024. Average utilized beds increased to 5,632 for the three months ended June 30, 2025, compared to 5,595 for the same period in 2024.

Target’s premium service offering and network scale continue to support consistent customer demand. These attributes enable the Company to deliver unparalleled solutions across a vast network while maintaining robust asset optimization in a competitive market.

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Workforce Hospitality Solutions

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) - (unaudited)	June 30, 2025	June 30, 2024
Revenue	$15,042	$—
Adjusted gross profit(1)	$3,687	$—

Revenue for the three months ended June 30, 2025, was $15.0 million, with adjusted gross profit of $3.7 million.

The increases were attributable to construction services activity associated with the multi-year Workforce Hub Contract, further illustrating the Company’s successful progress on key strategic growth initiatives.

All Other

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) - (unaudited)	June 30, 2025	June 30, 2024
Revenue	$2,911	$2,629
Adjusted gross profit(1)	$102	$(234)

This category of operating segments consists of hospitality services revenue not included in other segments. Revenue for the three months ended June 30, 2025, was $2.9 million compared to $2.6 million for the same period in 2024.

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Conference Call

The Company has scheduled a conference call for August 7, 2025, at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the second quarter 2025 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by connecting via phone through one of the following options:

Please utilize the Direct Phone Dial option to be immediately entered into the conference call once you are ready to connect.

Direct Phone Dial

(RapidConnect URL):	https://emportal.ink/45U8voK

Or the traditional, operator assisted dial-in below.

Domestic:	1-800-836-8184

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

About Target Hospitality

Target Hospitality is one of North America’s largest providers of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release (including the financial outlook contained herein) are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: operational, economic, including inflation, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry, including growing the HFS – South, Government and Workforce Hospitality Solutions segments; effective management of our communities; natural disasters and other business distributions including outbreaks of epidemic or pandemic disease; the duration of any future public health crisis, related economic repercussions and the resulting negative impact to global economic demand; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; changes in end-market demand requirements that could lead to cancelation of contracts for convenience in the Government segment; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements, including any changes in policy under the Trump administration or any future administration; federal government budgeting and appropriations; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems; and our ability to meet our debt service requirements and obligations.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, EBITDA, and Adjusted EBITDA, which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

This press release also contains a forward-looking non-GAAP financial measure Adjusted EBITDA. Reconciliations of this forward-looking measure to its most directly comparable GAAP financial measures is unavailable to Target Hospitality without unreasonable effort. We cannot provide a reconciliation of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliation are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliation would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a minimum of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. Target Hospitality provides an Adjusted EBITDA outlook because we believe that this measure, when viewed with our results under GAAP, provide useful information for the reasons noted below.

Definitions:

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets, loss on impairment, and certain severance costs.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

●	Other (income) expense, net: Other (income) expense, net includes miscellaneous cash receipts, gains and losses on disposals of property, plant, and equipment and leased assets, and other immaterial expenses and non-cash items.
●	Transaction expenses: Target Hospitality incurred legal, advisory fees, and other costs associated with certain transactions during 2024, including costs related to the evaluation of the offer from Arrow Holdings S.a.r.l. (“Arrow”), an affiliate of TDR, to acquire all of the outstanding common stock of the Company not owned by Arrow (the “Arrow Proposal”). During 2025, such transaction costs primarily related to legal, advisory and audit-related fees associated with debt related transaction activity associated with the 2025 Senior Secured Notes that were redeemed and paid off on March 25, 2025, and, to a lesser extent, other business development project related transaction activity and remaining costs associated with the Arrow Proposal.
●	Stock-based compensation: Charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
●	Change in fair value of warrant liabilities: Non-cash change in estimated fair value of warrant liabilities.
●	Other adjustments: System implementation costs, including non-cash amortization of capitalized system implementation costs, claim settlements, business development related costs, and certain severance costs.

Utility and Purposes:

EBITDA reflects Net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies.

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EBITDA also excludes depreciation and amortization expense because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale and disposal of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale and disposal of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Adjusted gross profit, EBITDA and Adjusted EBITDA are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Gross profit, Net income, or other performance measures derived in accordance with GAAP, or as alternatives to Cash flow from operating activities as measures of Target Hospitality’s liquidity.  Adjusted gross profit, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to Target Hospitality to reinvest in the growth of our business or as measures of cash that is available to it to meet our obligations. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believes that Adjusted gross profit, EBITDA and Adjusted EBITDA provides useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

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Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Income (loss)

($ in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Services income	$40,467	$67,491	$90,574	$139,889
Specialty rental income	6,716	33,230	21,711	67,504
Construction fee income	14,423	—	19,218	—
Total revenue	61,606	100,721	131,503	207,393
Costs:
Services	45,561	33,557	81,329	70,472
Specialty rental	2,789	5,489	5,282	11,397
Depreciation of specialty rental assets	13,584	14,805	27,256	29,586
Gross profit	(328)	46,870	17,636	95,938
Selling, general and administrative	12,664	13,457	27,469	28,312
Other depreciation and amortization	4,082	3,908	8,055	7,792
Other expense (income), net	(156)	(46)	106	(156)
Operating income (loss)	(16,918)	29,551	(17,994)	59,990
Loss on extinguishment of debt	—	—	2,370	—
Interest expense, net	937	4,273	5,266	8,861
Change in fair value of warrant liabilities	—	—	—	(675)
Income (loss) before income tax	(17,855)	25,278	(25,630)	51,804
Income tax expense (benefit)	(2,937)	6,892	(4,253)	13,035
Net income (loss)	(14,918)	18,386	(21,377)	38,769
Less: Net income attributable to the noncontrolling interest	13	—	15	—
Net income (loss) attributable to Target Hospitality Corp. common stockholders	(14,931)	18,386	(21,392)	38,769

Other comprehensive income (loss)
Foreign currency translation	21	(20)	17	(40)
Comprehensive income (loss)	$(14,897)	$18,366	$(21,360)	$38,729

Weighted average number shares outstanding - basic	99,396,381	100,261,964	99,254,946	100,459,835
Weighted average number shares outstanding - diluted	99,396,381	101,253,181	99,254,946	101,913,814

Net income (loss) per share attributable to Target Hospitality Corp. common stockholders - basic	$(0.15)	$0.18	$(0.22)	$0.39
Net income (loss) per share attributable to Target Hospitality Corp. common stockholders - diluted	$(0.15)	$0.18	$(0.22)	$0.38

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Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	June 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$19,237	$190,668
Accounts receivable, less allowance for credit losses	57,435	49,342
Other current assets	6,375	9,326
Total current assets	83,047	249,336

Specialty rental assets, net	317,375	320,852
Goodwill and other intangibles, net	87,114	93,845
Other non-current assets	46,178	61,741
Total assets	$533,714	$725,774

Liabilities
Accounts payable	$21,426	$16,187
Deferred revenue and customer deposits	8,508	699
Current portion of long-term debt, net	—	180,328
Other current liabilities	26,685	36,190
Total current liabilities	56,619	233,404

Long-term debt, net	24,000	—
Other non-current liabilities	51,910	71,280
Total liabilities	132,529	304,684

Stockholders' equity
Common stock and other stockholders' equity	90,288	88,701
Accumulated earnings	310,988	332,380
Total stockholders' equity attributable to Target Hospitality Corp. stockholders	401,276	421,081
Noncontrolling interest in consolidated subsidiaries	(91)	9
Total stockholders' equity	401,185	421,090
Total liabilities and stockholders' equity	$533,714	$725,774

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Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Six Months Ended
	June 30,
	2025	2024

Cash and cash equivalents - beginning of period	$190,668	$103,929

Cash flows from operating activities
Net income (loss)	(21,377)	38,769
Adjustments:
Depreciation	28,580	30,648
Amortization of intangible assets	6,731	6,730
Other non-cash items	6,817	11,434
Changes in operating assets and liabilities	(5,750)	2,115
Net cash provided by operating activities	$15,001	$89,696

Cash flows from investing activities
Purchases of specialty rental assets	(24,261)	(15,918)
Other investing activities	(650)	(219)
Net cash used in investing activities	$(24,911)	$(16,137)

Cash flows from financing activities
Other financing activities	(161,543)	(23,187)
Net cash used in financing activities	$(161,543)	$(23,187)

Effect of exchange rate changes on cash and cash equivalents	22	(5)

Change in cash and cash equivalents	(171,431)	50,367

Cash and cash equivalents - end of period	$19,237	$154,296

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Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Gross Profit	$(328)	$46,870	$17,636	$95,938

Adjustments:
Depreciation of specialty rental assets	13,584	14,805	27,256	29,586
Adjusted gross profit	$13,256	$61,675	$44,892	$125,524

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Exhibit 5

Target Hospitality Corp.

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Net income (loss)	$(14,918)	$18,386	$(21,377)	$38,769
Income tax expense (benefit)	(2,937)	6,892	(4,253)	13,035
Interest expense, net	937	4,273	5,266	8,861
Loss on extinguishment of debt	—	—	2,370	—
Other depreciation and amortization	4,082	3,908	8,055	7,792
Depreciation of specialty rental assets	13,584	14,805	27,256	29,586
EBITDA	$748	$48,264	$17,317	$98,043

Adjustments
Other expense (income), net	(156)	(46)	106	(156)
Transaction expenses	702	1,922	3,532	2,162
Stock-based compensation	2,091	1,336	3,806	4,083
Change in fair value of warrant liabilities	—	—	—	(675)
Other adjustments	118	703	311	2,409
Adjusted EBITDA	$3,503	$52,179	$25,072	$105,866

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